Exhibit 10.30

CLARK, INC.

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (the “Agreement”) is made and entered into as of October 25, 2005, between Clark, Inc., a Delaware corporation (the “Company”), and __________________ (the “Employee”), an individual currently employed by the Company or one of its subsidiaries or affiliates.

1.  Award of Performance Shares. The Company hereby awards to Employee _____________ Performance Shares (the “Target Number”) pursuant to the terms of the Clark, Inc. Incentive Compensation Plan. For the period January 1, 2005 through December 31, 2007 (the “Performance Period”), the number of shares awarded will be based on the achievement of a cumulative, fully diluted earnings per share (“EPS”) target during the Performance Period with such EPS target as determined by the Board of Directors as soon as reasonably practicable following grant of this award. The percentage of the Target Number of Performance Shares earned during the Performance Period will be determined by the Board of Directors based on the following table:

3 Year Performance As % of EPS Target	Percentage of Target Number Earned
<80%	25%
80% but less than 90%	30%
90% but less than 100%	40%
100% but less than 110%	50%
110% but less than 120%	150%
120% or more	200%

2.  Vesting Schedule. Subject to Sections 1, 5 and 6 hereof, the Performance Shares shall vest 100% on December 31, 2007 (the “Vesting Date”).

3.  Payment or Conversion of Performance Shares.

(a)  Within 90 days following the Vesting Date, the Company shall deliver to Employee the number of shares of common stock of the Company (“Stock”) corresponding to the vested Performance Shares (as determined under Section 1 above). The Stock used for this purpose may come from the Company’s authorized but unissued shares, or from the Company’s treasury shares.

(b)  At or about the time that shares of Stock corresponding to vested Performance Shares are delivered to Employee, the Company shall also deliver to Employee an amount in cash equal to the product of (i) the amount of dividends paid during the Performance Period on each share of Stock multiplied by (ii) the number of vested Performance Shares delivered to Employee.

4.  Non-transferability. Except to the extent otherwise determined by the Company, no Performance Shares shall be assignable or otherwise transferable by Employee other than by will or by the laws of descent and distribution and, unless otherwise provided by the Company, during the life of Employee any elections with respect to Performance Shares may be made only by Employee or Employee’s guardian or legal representative.

5.  Termination of Employment.

(a)  Except to the extent provided in Section 6 hereof or any employment agreement or severance agreement between Employee and the Company or any of its subsidiaries or affiliates, the provisions of this Section 5 shall apply to unvested Performance Shares upon Employee’s termination of employment with the Company and all subsidiaries or affiliates of the Company (“Termination”) for any reason.

(b)  In the event of Employee’s Termination before the end of the Performance Period by reason of death, disability, retirement or termination by the Company without “cause,” all Performance Shares shall become immediately vested at the maximum performance level (i.e., 200% of the Target Number), but only with respect to previously awarded shares during the Performance Period. “Disability” for this purpose means the Employee’s inability, due to physical or mental incapacity, to substantially perform his or her duties and responsibilities of employment for a period of 180 days in any consecutive nine-month period. “Cause” shall have the meaning set forth in the employment agreement applicable to Employee.

(c)  Unless the Committee provides otherwise, in the event of Employee’s Termination during the Performance Period for any reason other than as provided in Section 5(b), all Performance Shares shall be canceled and forfeited.

6.  Change in Control.

(a)  In the event of a Change in Control on or prior to the end of the Performance Period, any outstanding Performance Shares shall become immediately vested at the maximum performance level (i.e., 200% of the Target Number). For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) the Company becomes a subsidiary of another corporation or entity or is merged or consolidated into another corporation or entity or substantially all of the assets of the Company is sold to another person, corporation, partnership or other entity; or (ii) any person, corporation, partnership or other entity, either alone or in conjunction with its “affiliates,” as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not “affiliates” but who are acting in concert, other than Employee or Employee’s family members or any person, organization or entity that is controlled by Employee or Employee’s family members, becomes the owner of record or beneficially of securities of the Company that represent 33 1/3% or more of the combined voting power of the Company’s then outstanding securities entitled to elect the Board of Directors of the Company; or (iii) the Board of Directors of the Company or a committee thereof makes a determination in its reasonable judgment that a “Change in Control” has taken place.

(b)  If a Participant has a tax gross-up provision under an employment agreement with respect to excise taxes imposed under Code Sections 280G or 4999, any such excise taxes relating to the vesting of Performance Shares in connection with a Change in Control shall be grossed-up in the same way as other compensation and benefits are grossed-up under the applicable employment agreement. If a Participant does not have an applicable tax gross-up provision, any excise taxes relating to the vesting of Performance Shares in connection with a Change in Control shall be fully grossed-up if the vesting of the Performance Shares governed by this Agreement (together with the vesting of Performance Shares governed by any other performance share agreement, but without taking into account any other compensation or benefits payable to the Participant) by itself results in “excess parachute payments” as defined in Code Section 280G.

7.  Withholding Tax. Employee may be subject to withholding taxes as a result of the vesting or settlement of Performance Shares. Employee shall pay to the Company in cash, promptly when the amount of such obligations become determinable, all applicable federal, state, local and foreign withholding taxes that result from such settlement. Notwithstanding the foregoing, the Company may determine to withhold shares of Stock to pay the amount of tax required to be withheld upon settlement of Performance Shares, unless Employee has otherwise provided for payment of withholding taxes. Any shares of Stock so withheld will be valued as of the date they are withheld. In no event will the value of shares withheld exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company.

8.  Administration. The Performance Shares awarded by this Agreement will be administered by the Committee, whose decisions and determinations will be final and binding. Participation is this program does not represent a guarantee of continued employment.

9.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

CLARK, INC. By: Name: Title:
[Name of Employee]